Delaware The First State Page 1 7223705 8100 Authentication: 204033506 SR# 20223110672 Date: 07-28-22 You may verify this certificate online at corp.delaware.gov/authver.shtml I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF “BETTER CHOICE COMPANY INC.”, FILED IN THIS OFFICE ON THE TWENTY-EIGHTH DAY OF JULY, A.D. 2022, AT 9:50 O`CLOCK A.M.